EXHIBIT 2.2

AMENDMENT TO ASSET PURCHASE AGREEMENT

Pursuant to Section 9.07 of the Asset Purchase Agreement by and among WJ Communications, Inc., a Delaware corporation (the “Buyer”), EiC Corporation, a California corporation (“EiC”) and EiC Enterprises Limited, a corporation organized under the Laws of Bermuda (“EiC Enterprises” and together with “EiC,” the “Seller”), dated June 3, 2004 (the “Purchase Agreement”), and in consideration of the mutual premises and covenants set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties have agreed to alter, modify and amend the Purchase Agreement.  The terms and conditions set forth in the Purchase Agreement shall continue in full force and effect with respect to all of the articles and sections contained therein except with respect to the following amendment:

Under Article III, Additional Agreements, the parties hereto agree to add the following as Section 3.16:

3.16                           Bulk Gas System Services Agreement.  At the Closing, and during the term of the Sublease Agreement, Buyer shall assume the obligations set forth in that certain Service Agreement (Bulk Gas System) dated October 19, 2000, by and among EiC and MG Industries (“Bulk Gas Service Agreement”).  Upon expiration or termination of the Sublease Agreement, and effective at such time, EiC shall assume all obligations set forth in the Bulk Gas Service Agreement for the remainder of the term thereof.  In the event that MG Industries does not permit EiC to assume, and relieve Buyer from, all obligations under the Bulk Gas Service Agreement at such time, then EiC shall promptly pay to Buyer in cash a lump sum amount equal to the remaining obligations under the Bulk Gas Service Agreement. Buyer acknowledges and agrees that EiC shall not assume any liability accrued during or incurred by Buyer under the Bulk Gas Service Agreement during the term of the Sublease Agreement.

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IN WITNESS WHEREOF, the parties have executed this Amendment as of this 18th day of June, 2004.

EiC CORPORATION

By:	/s/ Jerry Curtis
Name: Jerry Curtis
Title: President and Chief Operating Officer

EiC ENTERPRISES LIMITED

By:	/s/ Jerry Curtis on behalf of Nicky Lu
Name: Nicky Lu
Title: Chairman and Chief Executive Officer

WJ COMMUNICATIONS, INC.

By:	/s/ Michael R. Farese
Name: Michael R. Farese
Title: President and Chief Executive Officer